Supplement No. 2	Rule 424(b)(3) Registration
Dated December 6, 2017	No. 333-220438
(To Prospectus dated October 17, 2017)

MARATHON PATENT GROUP, INC.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated October 17, 2017 and as supplemented and amended to date (“Prospectus”), of Marathon Patent Group, Inc. This Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus.

The information included in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 6 of the prospectus dated October 17, 2017, for risk factors and information you should consider before you purchase shares.

Recent Developments

The Company registered an aggregate of 1,588,564 shares of Common Stock issuable upon conversion of 5% convertible promissory notes on behalf of Revere Investments LP. (“Revere”). On October 30, 2017, the Company affected a 4-1 reverse stock split. All numbers in this Supplement reflect such reverse stock split. On September 5, 2017, Deane A. Gilliam converted her promissory note to 175,000 shares of Common Stock. On October 31, 2017, Deane A. Gilliam transferred the Common Stock to the Deane A. Gilliam 2017 Irrevocable Family Trust. Accordingly, the Selling Stockholders section in the Prospectus is amended to replace Deane A. Gilliam as the Selling Stockholder with the Deane A. Gilliam 2017 Irrevocable Family Trust. Ari Raskas exercises sole voting and dispositive power over the Deane A. Gilliam 2017 Irrevocable Family Trust and thus is deemed to beneficially own such shares pursuant to Rule 13 d-3 under the Exchange Act. The address for the Deane A. Gilliam 2017 Irrevocable Family Trust is 1325 Franklin Avenue, Suite 335, Garden City, New York 11530.